UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2009

MED GEN INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29171	65-0703559
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Current contact:

Lorin Rosen Streim, Esq.

Director and Chief Executive Officer

6 Butler Court

Centereach NY  11720

 (631) 732-0390

Former contact:

Paul B Kravitz CEO

C/O Med Gen Inc.

7280 West Palmetto Park Road

Suite #306

Boca Raton, FL  33433

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2009, Lorin R. Streim, Esq. was appointed as a board member and as the transitional Chief Executive Officer of Med Gen Inc.  The company had ceased operation as reported in the 8-K filed January 16, 2009 and Ms. Streim was elected to manage the company should it need to formally dissolve or should it commence operations again if any potential investors wished to resurrect the company.   The resignations of Mr. Paul Kravitz and Paul Mitchell had left the company without any formal operating representation and the appointment of Ms. Streim was necessary during the transitional period.  There has been no activity or interest in the company since this appointment but potential investors have indicated an interest in commencing business on December 21, 2009 which is the reason for the filling of this 8-K.

Ms. Streim is a graduate of the University of Michigan, having received a Bachelor’s degree in English in 1988, and a JD from Brooklyn Law School in 1994.  Ms. Streim spent several years as Assistant General Counsel and Assistant Corporate Secretary at Prudential Securities Inc. in NYC prior to moving to Vermont.  Ms. Streim owned and operated The Inn at Quail Run near Mt. Snow, Vermont, and upon selling it moved to Brattleboro, VT where she was associated with McCarty Law Offices and practiced primarily real estate and commercial law.  Ms. Streim founded and served on the board of directors as the President of the non profit organization Healthy Children Windham County since 1996, an organization that benefits families with young children in southern Vermont.  In 2005 Ms. Streim was elected a Member of the Brattleboro Review Board where she served during her last year in Vermont.  She moved back to New York and has been General Counsel to several organizations on Long Island under common ownership.   She is currently practicing law in private practice on Long Island.

Ms. Streim will be heading the management of Med Gen should the company begin operating again and will be responsible for future filings and activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Med Gen Inc.

By:	/s/Lorin Rosen Streim
Lorin Rosen Streim, Esq. Chief Executive Officer

Date:  December 21, 2009